CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Global Medium-Term Notes, Series A	$3,000,000	$302.10

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933

June 2016 Pricing Supplement No. 367 Registration Statement No. 333-190038 Dated June 30, 2016 Filed pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

Auto-Callable Securities Based on the Value of the SPDR® S&P® Oil & Gas Exploration & Production ETF due July 3, 2019

Principal at Risk Securities

Unlike conventional debt securities, the Auto-Callable Securities (the “securities”) will pay no interest and do not guarantee any return of principal at maturity. If the closing price of the underlier is greater than or equal to 90% of the initial underlier value, which we refer to as the redemption threshold value, on any determination date (other than the final determination date), the securities will be automatically redeemed for a cash payment equal to the stated principal amount plus the call premium applicable to that determination date, as set forth below. If the securities are not automatically redeemed prior to maturity and the final underlier value is greater than or equal to the redemption threshold value, at maturity investors will receive the stated principal amount of their investment plus the maturity date premium, as set forth below. The call premium applicable to each determination date (other than the final determination date) and the maturity date premium applicable to the final determination date are each based on a return of approximately 10.00% per annum. If the securities are not automatically redeemed prior to maturity and the final underlier value is less than the redemption threshold value but greater than or equal to 75.00% of the initial underlier value, which we refer to as the trigger value, at maturity investors will receive the stated principal amount of their investment, but will not receive any premium. However, if the securities are not automatically redeemed prior to maturity and the final underlier value is less than the trigger value, at maturity investors will lose 1% of the stated principal amount of their investment for every 1% that the final underlier value is less than the initial underlier value. Under these circumstances, the amount investors receive will be less than 75.00% of the stated principal amount and could be zero. The securities are for investors who are willing and able to risk their principal and forgo current income and participation in any appreciation in the value of the underlier in exchange for the potential fixed call premium or maturity date premium and the limited protection against loss that applies only if the securities are not automatically redeemed and if the final underlier value is greater than or equal to the trigger value. Investors may lose their entire initial investment in the securities. Any positive return on the securities will be limited to the applicable call premium or maturity date premium, as applicable, and you will not participate in any appreciation in the value of the underlier, which may be significant. The securities are unsecured and unsubordinated debt obligations of Barclays Bank PLC. Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page 4 of this document) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the securities. See “Risk Factors” and “Consent to U.K. Bail-in Power” in this document and “Risk Factors” in the accompanying prospectus addendum.

FINAL TERMS
Issuer:	Barclays Bank PLC
Reference asset:	SPDR® S&P® Oil & Gas Exploration & Production ETF (Bloomberg ticker symbol “XOP”) (the “underlier”)
Aggregate principal amount:	$3,000,000
Stated principal amount:	$10 per security
Initial issue price:	$10 per security (see “Commissions and initial issue price” below)
Pricing date:	June 30, 2016
Original issue date:	July 6, 2016
Maturity date†:	July 3, 2019, subject to postponement
Interest:	None.
Early redemption:	If, on any determination date (other than the final determination date), the closing price of the underlier is greater than or equal to the redemption threshold value, the securities will be automatically redeemed for an early redemption payment on the early redemption date immediately following that determination date. The securities will not be redeemed early if the closing price of the underlier is less than the redemption threshold value on the related determination date. No further payments will be made on the securities after they have been redeemed.
Redemption threshold value:	$31.329, which is equal to 90% of the initial underlier value (rounded to three decimal places)
Early redemption payment (per security):	The early redemption payment will be an amount equal to the sum of (i) the stated principal amount and (ii) the applicable call premium, as set forth below.
Determination dates† and applicable premiums:

The determination dates, the final determination date, the call premium applicable to each determination date and the maturity date premium applicable to the final determination date are set forth in the table below.

Determination Date	Call Premium / Maturity Date Premium	Determination Date	Call Premium / Maturity Date Premium
September 30, 2016	$10 × 2.50%	March 29, 2018	$10 × 17.50%
December 29, 2016	$10 × 5.00%	June 29, 2018	$10 × 20.00%
March 30, 2017	$10 × 7.50%	September 28, 2018	$10 × 22.50%
June 30, 2017	$10 × 10.00%	December 28, 2018	$10 × 25.00%
September 29, 2017	$10 × 12.50%	March 29, 2019	$10 × 27.50%
December 28, 2017	$10 × 15.00%	June 28, 2019 (the “final determination date”)	$10 × 30.00% (the “maturity date premium”)

Payment at maturity (per security):

•     If the securities are not redeemed prior to maturity and the final underlier value is greater than or equal to the redemption threshold value:

$10 + maturity date premium

•     If the securities are not redeemed prior to maturity and the final underlier value is less than the redemption threshold value but greater than or equal to the trigger value:

$10

•     If the securities are not redeemed prior to maturity and the final underlier value is less than the trigger value:

$10 × underlier performance factor

Under these circumstances, the payment at maturity will be less than the stated principal amount of $10 and will represent a loss of more than 25%, and possibly all, of an investor’s initial investment. Investors may lose their entire initial investment in the securities. Any payment on the securities, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

U.K. Bail-in Power acknowledgment:	By acquiring the securities, you acknowledge, agree to be bound by and consent to the exercise of, any U.K. Bail-in Power. See “Consent to U.K. Bail-in Power” on page 4 of this document.
(terms continued on the next page)
Commissions and initial issue price:	Initial issue price(1)	Price to public(1)	Agent’s commissions	Proceeds to issuer
Per security	$10	$10	$0.20(2) $0.05(3)	$9.75
Total	$3,000,000	$3,000,000	$75,000	$2,925,000

(1)	Our estimated value of the securities on the pricing date, based on our internal pricing models, is $9.653 per security. The estimated value is less than the initial issue price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page 3 of this document.

(2)	Morgan Stanley Wealth Management and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $0.20 for each security they sell. See “Supplemental Plan of Distribution” in this document.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each security.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the securities and hold such securities for investment for a period of at least 30 days. Accordingly, the total principal amount of the securities may include a portion that was not purchased by investors on the original issue date. Any unsold portion held by our affiliate(s) may affect the supply of securities available for secondary trading and, therefore, could adversely affect the price of the securities in the secondary market. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 11 of this document, on page S-6 of the prospectus supplement and on page PA-1 of the prospectus addendum. You should read this document together with the related prospectus, prospectus supplement and prospectus addendum, each of which can be accessed via the hyperlinks below, before you make an investment decision.

The securities will not be listed on any U.S. securities exchange or quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this document is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this document in the initial sale of the securities. In addition, Barclays Capital Inc. or another of our affiliates may use this document in market resale transactions in any of the securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this document is being used in a market resale transaction.

The securities constitute our unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Prospectus dated July 19, 2013	Prospectus Supplement dated July 19, 2013	Prospectus Addendum dated February 3, 2015

Auto-Callable Securities Based on the Value of the SPDR® S&P® Oil & Gas Exploration & Production ETF due July 3, 2019

Principal at Risk Securities

Terms continued from previous page:
Underlier performance factor:	final underlier value / initial underlier value
Trigger value:	$26.108, which is equal to 75.00% of the initial underlier value (rounded to three decimal places)
Initial underlier value:	$34.81, which is the closing price of the underlier on the pricing date
Final underlier value:	The closing price of the underlier on the final determination date
Early redemption dates†:	October 5, 2016, January 4, 2017, April 4, 2017, July 6, 2017, October 4, 2017, January 3, 2018, April 4, 2018, July 5, 2018, October 3, 2018, January 3, 2019 and April 3, 2019
CUSIP / ISIN:	06745B102 / US06745B1026
Listing:	The securities will not be listed on any securities exchange.
Selected dealer:	Morgan Stanley Wealth Management (“MSWM”)
†	The maturity date, early redemption dates and determination dates are subject to postponement. See “Additional Information about the Securities—Additional provisions—Postponement of maturity date and early redemption dates,” “Additional Information about the Securities—Additional provisions—Postponement of determination dates” and “Additional Information about the Securities—Additional provisions—Market disruption events and adjustments.”
Barclays Capital Inc.

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Principal at Risk Securities

Additional Terms of the Securities

You should read this document together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 and the prospectus addendum dated February 3, 2015 relating to our Global Medium-Term Notes, Series A, of which the securities are a part. This document, together with the documents listed below, contains the terms of the securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and the prospectus addendum as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

Prospectus supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

Prospectus addendum dated February 3, 2015:

http://www.sec.gov/Archives/edgar/data/312070/000119312515031134/d864437d424b3.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070. As used in this document, “we,” “us” and “our” refer to Barclays Bank PLC.

In connection with this offering, Morgan Stanley Wealth Management is acting in its capacity as a selected dealer.

Additional Information Regarding Our Estimated Value of the Securities

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the securities might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the securities on the pricing date is less than the initial issue price of the securities. The difference between the initial issue price of the securities and our estimated value of the securities results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities.

Our estimated value on the pricing date is not a prediction of the price at which the securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately 40 days after the initial issue date of the securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the securities. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read “Risk Factors” beginning on page 11 of this document.

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Principal at Risk Securities

Consent to U.K. Bail-in Power

Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the securities, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the securities, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the securities. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the securities or receive a different security, which may be worth significantly less than the securities and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the securities.

By your acquisition of the securities, you acknowledge, agree to be bound by and consent to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

This is only a summary. For more information, please see “Risk Factors—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this document and the full definition of “U.K. Bail-in Power” as well as the risk factors in the accompanying prospectus addendum.

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Principal at Risk Securities

Investment Summary

Auto-Callable Securities

Principal at Risk Securities

The Auto-Callable Securities Based on the Value of the SPDR® S&P® Oil & Gas Exploration & Production ETF due July 3, 2019 (the “securities”) can be used:

▪	To provide for the possibility of an automatic call of the securities at a fixed call premium if the closing price of the underlier on any determination date (other than the final determination date) is greater than or equal to the redemption threshold value.

▪	To provide for the possibility of a return equal to the maturity date premium if the securities are not automatically redeemed prior to maturity and the final underlier value is greater than or equal to the redemption threshold value.

▪	As an alternative to direct exposure to the underlier that provides for the potential of a fixed return if the underlier has not declined below the redemption threshold value as of any determination date.

▪	If the securities are not redeemed prior to maturity, to provide limited protection against a loss of principal in the event of a decline of the underlier from the pricing date to the final determination date, but only if the final underlier value is greater than or equal to the trigger value.

Any positive return on the securities will be limited to the applicable call premium or maturity date premium, as applicable, and you will not participate in any appreciation in the value of the underlier, which may be significant. If the final underlier value is less than the trigger value, the securities are exposed on a 1:1 basis to the negative performance of the underlier from the initial underlier value.

Maturity:	Approximately 3 years (unless redeemed earlier)
Early redemption payment:	The early redemption payment will be an amount equal to the sum of (i) the stated principal amount and (ii) the applicable call premium.
Redemption threshold value:	90.00% of the initial underlier value
Trigger value:	75.00% of the initial underlier value
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities if not automatically redeemed prior to maturity.
Interest:	None

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Principal at Risk Securities

Key Investment Rationale

If the closing price of the underlier is greater than or equal to the redemption threshold value on any determination date (other than the final determination date), the securities will be automatically redeemed for an amount equal to the stated principal amount plus the call premium applicable to that determination date. If the securities are not automatically redeemed prior to maturity and the final underlier value is greater than or equal to the redemption threshold value, investors will receive the stated principal amount of their investment plus the maturity date premium at maturity. The call premium applicable to each determination date (other than the final determination date) and the maturity date premium applicable to the final determination date are each based on a return of approximately 10.00% per annum. If the securities are not automatically redeemed prior to maturity and the final underlier value is less than the redemption threshold value but greater than or equal to the trigger value, investors will receive the stated principal amount of their investment at maturity, but will not receive any maturity date premium. However, if the securities are not automatically redeemed prior to maturity and the final underlier value is less than the trigger value, at maturity investors will lose 1% of the stated principal amount of their investment for every 1% that the final underlier value is less than the initial underlier value. Under these circumstances, the amount investors receive will be less than 75.00% of the stated principal amount and could be zero. Investors may lose their entire initial investment in the securities. Any positive return on the securities will be limited to the applicable call premium or maturity date premium, as applicable, and you will not participate in any appreciation in the value of the underlier, which may be significant.

Early Redemption Scenario	If the closing price of the underlier on any determination date (other than the final determination date) is greater than or equal to the redemption threshold value, the securities will be automatically redeemed for an amount per security equal to the early redemption payment applicable to that determination date based on a return of approximately 10.00% per annum. No further payments will be made on the securities after they have been redeemed.
Trigger Feature	At maturity, even if the value of the underlier has declined over the term of the securities, investors may receive their stated principal amount, but only if the final underlier value is greater than or equal to the trigger value.
Upside Scenario	The securities are not redeemed prior to maturity and the final underlier value is greater than or equal to the redemption threshold value. In this case, at maturity, the securities pay the stated principal amount of $10 plus the maturity date premium of $10 × 30.00%.
Par Scenario	The securities are not redeemed prior to maturity and the final underlier value is less than or equal to the redemption threshold value but greater than or equal to the trigger value. In this case, at maturity, the securities pay the stated principal amount of $10 per security even though the value of the underlier has declined.
Downside Scenario	The securities are not redeemed prior to maturity and the final underlier value is less than the trigger value. In this case, at maturity, the securities pay less than 75.00% of the stated principal amount and the loss of the stated principal amount will be proportionate to the percentage decrease in the final underlier value from the initial underlier value. For example, if the final underlier value is 60% less than the initial underlier value, the securities will pay $4.00 per security, or 40% of the stated principal amount, for a loss of 60% of the stated principal amount. There is no minimum payment at maturity on the securities. Accordingly, investors could lose their entire investment in the securities.

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Principal at Risk Securities

Selected Purchase Considerations

The securities are not suitable for all investors. The securities may be a suitable investment for you if all of the following statements are true:

•	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.

•	You seek the potential for a fixed return equal to the applicable call premium or maturity date premium, as applicable, if the closing price of the underlier on any determination date is greater than or equal to the redemption threshold value.

•	You understand that if the closing price of the underlier on each determination date is less than the redemption threshold value, you will not receive any positive return on the securities, and you are willing and able to accept the risk that, if the final underlier value is less than the trigger value on the final determination date, you will lose a significant portion or all of the stated principal amount of your securities.

•	You understand that any positive return on the securities will be limited to the applicable call premium or maturity date premium, as applicable, and you will not participate in any appreciation in the value of the underlier, which may be significant.

•	You are willing and able to accept the risks associated with an investment linked to the performance of the underlier, as explained in more detail in the “Risk Factors” section of this document.

•	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the underlier or the securities held by the underlier, nor will you have any voting rights with respect to the underlier or the issuers of the securities held by the underlier.

•	You understand that if the securities are automatically redeemed on an earlier determination date, you will receive a lower call premium than if the securities were called on a later determination date and that you will not receive the highest premium if the securities are automatically called prior to the final determination date.

•	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the securities to maturity if the securities are not automatically called.

•	You are willing and able to assume our credit risk for all payments on the securities.

•	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The securities may not be a suitable investment for you if any of the following statements are true:

•	You seek an investment that produces periodic interest or coupon payments or other sources of current income.

•	You seek an investment that provides for the full repayment of principal at maturity.

•	You anticipate that the closing price of the underlier will be less than the redemption threshold value on each determination date.

•	You anticipate that the final underlier value will be less than the trigger value on the final determination date, or you are unwilling or unable to accept the risk that, if it is, you will lose a significant portion or all of the stated principal amount of your securities.

•	You seek an investment that provides for participation in any upside performance of the underlier above the applicable call premium or maturity date premium, as applicable.

•	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the underlier, as explained in more detail in the “Risk Factors” section of this document.

•	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the underlier or the securities held by the underlier.

•	You are unwilling or unable to accept the risk that the securities may be automatically called prior to scheduled maturity.

•	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the securities to maturity if they are not automatically called.

•	You are unwilling or unable to assume our credit risk for all payments on the securities.

•	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the securities. You should reach a decision whether to invest in the securities after carefully considering, with your advisors, the suitability of the securities in light of your investment objectives and the specific information set forth in this document, the prospectus, the prospectus supplement and the prospectus addendum. Neither the issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the securities for investment.

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Principal at Risk Securities

Hypothetical Examples

The following tables and examples illustrate the hypothetical payment at maturity or early redemption payment upon an automatic call and hypothetical total return at maturity or upon an automatic call on the securities. The “total return” as used in this document is the number, expressed as a percentage, that results from comparing the payment at maturity or early redemption payment upon an automatic call per $10 stated principal amount to $10.00. The tables and examples set forth below assume a hypothetical initial underlier value of $100.00, a hypothetical redemption threshold value of $90.00 (or 90.00% of the hypothetical initial underlier value) and a hypothetical trigger value of $75.00 (or 75.00% of the hypothetical initial underlier value). The tables and examples also reflect the call premiums and maturity date premium based on a return of approximately 10.00% per annum. The hypothetical initial underlier value of $100.00 has been chosen for illustrative purposes only and does not represent the actual initial underlier value. Please see “SPDR® S&P® Oil & Gas Exploration & Production ETF Overview” below for recent actual values of the underlier. The actual initial underlier value, redemption threshold value and trigger value are set forth on the cover of this document. Each hypothetical payment at maturity or total return set forth below is for illustrative purposes only and may not be the actual payment at maturity or total return applicable to a purchaser of the securities. The numbers appearing in the following table and examples have been rounded for ease of analysis. The table and examples below do not take into account any tax consequences from investing in the securities.

If Not Redeemed Prior to Maturity, What Is the Total Return on the Securities at Maturity, Assuming a Range of Performances for the Underlier?

The following table and examples illustrate the hypothetical total return on the securities at maturity if the securities have not been automatically called.

Final Underlier Value	Underlier Appreciation / Depreciation	Underlier Performance Factor	Payment at Maturity	Total Return on the Securities
$200.00	100.00%	N/A	$13.000	30.00%
$175.00	75.00%	N/A	$13.000	30.00%
$150.00	50.00%	N/A	$13.000	30.00%
$120.00	20.00%	N/A	$13.000	30.00%
$110.00	10.00%	N/A	$13.000	30.00%
$105.00	5.00%	N/A	$13.000	30.00%
$100.00	0.00%	N/A	$13.000	30.00%
$90.00	-10.00%	N/A	$13.000	30.00%
$85.00	-15.00%	N/A	$10.000	0.00%
$80.00	-20.00%	N/A	$10.000	0.00%
$75.00	-25.00%	N/A	$10.000	0.00%
$74.99	-25.01%	74.99%	$7.499	-25.01%
$70.00	-30.00%	70.00%	$7.000	-30.00%
$60.00	-40.00%	60.00%	$6.000	-40.00%
$50.00	-50.00%	50.00%	$5.000	-50.00%
$40.00	-60.00%	40.00%	$4.000	-60.00%
$30.00	-70.00%	30.00%	$3.000	-70.00%
$20.00	-80.00%	20.00%	$2.000	-80.00%
$10.00	-90.00%	10.00%	$1.000	-90.00%
$0.00	-100.00%	0.00%	$0.000	-100.00%

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity and total return in different hypothetical scenarios are calculated assuming the securities are not automatically redeemed.

Example 1: The securities are not redeemed prior to maturity and the value of the underlier increases from the initial underlier value of $100.00 to a final underlier value of $120.00, an increase of 20.00%.

Because the final underlier value is greater than the redemption threshold value, the investor receives a payment at maturity of $13.000 per $10 stated principal amount, calculated as follows:

$10 + maturity date premium

$10 + ($10 × 30.00%)

$10 + $3.00 = $13.000

The total return on the securities is 30.00%, which represents a return of approximately 10.00% per annum.

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Example 2: The securities are not redeemed prior to maturity and the value of the underlier decreases from the initial underlier value of $100.00 to a final underlier value of $95.00, a decrease of 5.00%.

Even though the final underlier value is less than the initial underlier value, because the final underlier value is greater than the redemption threshold value, the investor receives a payment at maturity of $13.000 per $10 stated principal amount, calculated as follows:

$10 + maturity date premium

$10 + ($10 × 30.00%)

$10 + $3.00 = $13.000

The total return on the securities is 30.00%, which represents a return of approximately 10.00% per annum.

Example 3: The securities are not redeemed prior to maturity and the value of the underlier decreases from the initial underlier value of $100.00 to a final underlier value of $80.00, a decrease of 20.00%.

Because the final underlier value is less than or equal to the redemption threshold value but greater than or equal to the trigger value, the payment at maturity is equal to the stated principal amount of $10.000 per security.

The total return on the securities is 0.00%.

Example 4: The securities are not redeemed prior to maturity and the value of the underlier decreases from the initial underlier value of $100.00 to a final underlier value of $40.00, a decrease of 60.00%.

Because the final underlier value is less than the trigger value, the payment at maturity is equal to $4.000 per security, calculated as follows:

($10 × underlier performance factor)

= $10 × (final underlier value / initial underlier value)

= $10 × ($40.00 / $100.00) = $4.000

The total return on the securities is -60.00%.

What Is the Total Return on the Securities upon Automatic Call if the Securities Are Automatically Called Prior to Maturity?

The following table and examples illustrate the hypothetical total return on the securities if the securities are automatically called on a determination date. The securities will be automatically called if the closing price of the underlier on any determination date (other than the final determination date) is greater than or equal to the redemption threshold value for an early redemption payment equal to the stated principal amount plus the call premium applicable to that determination date, as set forth in the table below. The call premium applicable to each determination date is based on a return of approximately 10.00% per annum.

Determination Date	Call Premium	Early Redemption Payment	Total Return on the Securities
1st determination date	$10 × 2.50%	$10.250	2.50%
2nd determination date	$10 × 5.00%	$10.500	5.00%
3rd determination date	$10 × 7.50%	$10.750	7.50%
4th determination date	$10 × 10.00%	$11.000	10.00%
5th determination date	$10 × 12.50%	$11.250	12.50%
6th determination date	$10 × 15.00%	$11.500	15.00%
7th determination date	$10 × 17.50%	$11.750	17.50%
8th determination date	$10 × 20.00%	$12.000	20.00%
9th determination date	$10 × 22.50%	$12.250	22.50%
10th determination date	$10 × 25.00%	$12.500	25.00%
11th determination date	$10 × 27.50%	$12.750	27.50%

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Example 1: The value of the underlier increases from the initial underlier value of $100.00 to a closing price of $102.50 on the first determination date, an increase of 2.50%.

Because the closing price of the underlier on the first determination date is greater than or equal to the redemption threshold value, the securities are automatically redeemed on the first determination date for an early redemption payment on the related early redemption date of $10.250 per $10 stated principal, calculated as follows:

$10 + call premium applicable to the first determination date

$10 + ($10 × 2.50%)

$10 + $0.250 = $10.250

The total return on the securities is 2.50%.

Example 2: The securities are not automatically called until the third determination date, and the value of the underlier decreases from the initial underlier value of $100.00 to a closing price of $95.00 on the third determination date, a decrease of 5.00%.

Because the securities were not redeemed prior to the third determination date and the closing price of the underlier on the third determination date is greater than or equal to the redemption threshold value, the securities are automatically redeemed on the third determination date for an early redemption payment on the related early redemption date of $10.750 per $10 stated principal, calculated as follows:

$10 + call premium applicable to the third determination date

$10 + ($10 × 7.50%)

$10 + $0.750 = $10.750

Even though the underlier depreciated by 5.00% from the initial underlier value to its closing price on the third determination date in this example, the closing price is greater than or equal to the redemption threshold value and you receive the call premium of 7.50% that is applicable to the third determination date. The total return on the securities is 7.50%, which represents a return of approximately 10.00% per annum.

Example 3: The securities are not automatically called until the fifth determination date, and the value of the underlier increases from the initial underlier value of $100.00 to a closing price of $125.00 on the fifth determination date, an increase of 25.00%.

Because the securities were not redeemed prior to the fifth determination date and the closing price of the underlier on the fifth determination date is greater than or equal to the redemption threshold value, the securities are automatically redeemed on the fifth determination date for an early redemption payment on the related early redemption date of $11.250 per $10 stated principal, calculated as follows:

$10 + call premium applicable to the fifth determination date

$10 + ($10 × 12.50%)

$10 + $1.250 = $11.250

Even though the underlier appreciated by 25.00% from the initial underlier value to its closing price on the fifth determination date in this example, your return is limited to the call premium of 12.50% that is applicable to the fifth determination date. The total return on the securities is 12.50%, which represents a return of approximately 10.00% per annum.

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Risk Factors

An investment in the securities involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. Investing in the securities is not equivalent to investing directly in the underlier or any of the securities held by the underlier or composing the index tracked by the underlier (the “tracked index”). The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” in the prospectus supplement and the prospectus addendum, including the risk factors discussed under the following headings of the prospectus supplement (unless otherwise noted):

o	“Risk Factors—Risks Relating to All Securities”;

o	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

o	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest or Pay Interest at a Low Rate”;

o	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”;

o	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise)”;

o	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”; and

o	“Risk Factors—Under the terms of the notes, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” (in the accompanying prospectus addendum).

▪	The securities do not pay interest or guarantee return of principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee payment of the stated principal amount at maturity. If the securities are not redeemed prior to maturity and the final underlier value is less than the trigger value (which is 75.00% of the initial underlier value), the payment at maturity will be an amount in cash that is significantly less than the $10 stated principal amount of each security by an amount proportionate to the decrease in the final underlier value from the initial underlier value. There is no minimum payment at maturity on the securities and, accordingly, if the securities are not redeemed prior to maturity, you could lose your entire initial investment in the securities.

▪	The potential return on the securities is limited to the applicable call premium or the maturity date premium, as applicable. Any positive return on your securities will not exceed the applicable call premium or maturity date premium, regardless of the appreciation in the value of the underlier, which may be significant. If, as of any determination date or the final determination date, the underlier has appreciated since the pricing date by more than the percentage represented by the applicable call premium or the maturity date premium, you will receive a lower return on the securities than you would have received if you had invested directly in the underlier. In addition, if the securities are automatically redeemed on an earlier determination date, you will receive a lower call premium than if the securities were called on a later determination date or if the securities were held to maturity and the final underlier value were greater than or equal to the redemption threshold level. Accordingly, you will not receive the highest premium if the securities are automatically called prior to the final determination date.

▪	Credit of issuer. The securities are unsecured and unsubordinated debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any repayment of principal, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the securities and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the securities.

▪	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority. Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the securities, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the securities, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the securities. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the securities or receive a different security, which may be worth significantly less than the securities and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution

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authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the securities.

By your acquisition of the securities, you acknowledge, agree to be bound by and consent to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the securities will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the securities. Accordingly, your rights as a holder of the securities are subject to, and will be varied, if necessary, so as to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. Please see “Consent to U.K. Bail-in Power” in this document and the risk factors in the accompanying prospectus addendum for more information.

▪	Owning the securities is not equivalent to owning the underlier, the securities held by the underlier or the securities composing the tracked index. The return on your securities may not reflect the return you would realize if you actually owned the underlier, the securities held by the underlier or the securities composing the tracked index. For example, as a holder of the securities, you will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the underlier, the securities held by the underlier or the securities composing the tracked index.

▪	Early redemption risk. The term of your investment in the securities may be limited to as short as approximately three months by the automatic early redemption feature of the securities. If the securities are redeemed prior to maturity, you will receive no further payments and may be forced to reinvest in a lower interest rate environment. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities in a comparable investment with a similar level of risk in the event the securities are redeemed prior to the maturity date.

▪	The securities will not be listed on any securities exchange, and secondary trading may be limited. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the securities in the secondary market but are not required to do so and may cease any such market making activities at any time, without notice. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price, if any, at which you may be able to trade your securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the securities. In addition, Barclays Capital Inc. or one or more of our other affiliates may at any time hold an unsold portion of the securities (as described on the cover page of this document), which may inhibit the development of a secondary market for the securities. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

▪	Potential conflicts. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. As the calculation agent, Barclays Bank PLC has determined the initial underlier value, the redemption threshold value and the trigger value and will determine the final underlier value, whether the securities will be automatically redeemed, whether a market disruption event has occurred and the payment that you will receive upon an automatic early redemption or at maturity, if any. Determinations made by Barclays Bank PLC, in its capacity as calculation agent, including with respect to the occurrence or nonoccurrence of market disruption events and the selection of a successor fund or acceleration of the securities in the event of a discontinuance of the underlier, may adversely affect the payment upon an automatic early redemption or at maturity.

▪	If the securities are not automatically redeemed prior to maturity, the payment at maturity on the securities is not based on the value of the underlier at any time other than the final determination date. If the securities are not redeemed prior to maturity, the payment at maturity is not based on the value of the underlier at any time other than on the final determination date and will be based solely on the final underlier value as compared to the initial underlier value. Therefore, the payment at maturity, if any, that you will receive for your securities may be significantly less than if the payment at maturity were linked to the value of the underlier at any time other than the final determination date.

▪	Certain features of exchange-traded funds will impact the value of the securities. The performance of the underlier will not fully replicate the performance of the tracked index, and the underlier may hold securities not included in the tracked index. The value of the underlier is subject to:

o	Management risk. This is the risk that the investment strategy for the underlier, the implementation of which is subject to a number of constraints, may not produce the intended results.

o	Derivatives risk. The underlier may invest in derivatives, including forward contracts, futures contracts, options on futures contracts, options and swaps. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices.

o	Transaction costs and fees. Unlike the tracked index, the underlier will reflect transaction costs and fees that will reduce its performance relative to the tracked index.

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Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the other factors described above. In addition, the underlier may diverge significantly from the performance of the tracked index due to differences in trading hours between the underlier and the securities composing the tracked index or other circumstances. During periods of market volatility, securities held by the underlier may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the underlier and the liquidity of the underlier may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the underlier. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the underlier. As a result, under these circumstances, the market value of the underlier may vary substantially from the net asset value per share of the underlier. Because the securities are linked to the performance of the underlier and not the tracked index, the return on your securities may be less than that of an alternative investment linked directly to the tracked index.

▪	Adjustments to the underlier or to its tracked index could adversely affect the value of the securities. The investment adviser to the underlier seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the tracked index. Pursuant to its investment strategy or otherwise, an investment adviser may add, delete or substitute the components of the underlier. Any of these actions could adversely affect the value of the underlier and, consequently, the value of the securities.

In addition, the publisher of the tracked index is responsible for calculating and maintaining the tracked index. The tracked index publisher may add, delete or substitute the securities composing that tracked index or make other methodological changes required by certain corporate events relating to the securities composing the tracked index, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the tracked index. The tracked index publisher may also discontinue or suspend calculation or publication of the tracked index at any time. If this discontinuance or suspension occurs, following the termination of the underlier, the calculation agent will have the sole discretion to substitute a successor fund that is comparable to the discontinued underlier, or if the calculation agent determines that no successor fund is available, to accelerate the maturity date of the securities. If the securities are accelerated, investors will not benefit from any potential appreciation of the underlier from the accelerated maturity date to the originally scheduled maturity date. Any of these actions could adversely affect the value of the underlier and, consequently, the value of the securities.

For a description of the actions that may be taken by the calculation agent in the event that the publisher of the tracked index discontinues or suspends calculation of the tracked index or the underlier is liquidated or otherwise terminated, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the prospectus supplement.

▪	The securities held by the underlier are concentrated in the oil and gas exploration and production industry. All or substantially all of the equity securities held by the underlier are issued by companies whose primary business is associated with the exploration and production of oil and gas. As a result, the value of the securities may be subject to greater volatility and may be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers or issuers in a less volatile industry. The oil and gas industry is significantly affected by a number of factors that influence worldwide economic conditions and oil and gas prices, such as natural disasters, supply disruptions, geopolitical events and other factors that may offset or magnify each other, including:

o	worldwide and domestic supplies of, and demand for, crude oil and natural gas;

o	the cost of exploring for, developing, producing, refining and marketing crude oil and natural gas;

o	consumer confidence;

o	changes in weather patterns and climatic changes;

o	the ability of the members of Organization of Petroleum Exporting Countries (OPEC) and other producing nations to agree to and maintain production levels;

o	the worldwide military and political environment, uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or further acts of terrorism in the United States, or elsewhere;

o	the price and availability of alternative and competing fuels;

o	domestic and foreign governmental regulations and taxes;

o	employment levels and job growth; and

o	general economic conditions worldwide.

These or other factors or the absence of such factors could cause a downturn in the oil and natural gas industries generally or regionally and could cause the value of some or all of the securities held by the underlier to decline during the term of the securities.

For example, the underlier suffered significant negative performance in 2014 and 2015 while the broader U.S. equities markets achieved positive returns for the same period.

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▪	The calculation agent has discretion to make antidilution adjustments. For certain events affecting the underlier, the calculation agent may make adjustments to the amounts payable on the securities. However, the calculation agent will not make such adjustments in response to all events that could affect the underlier. If an event occurs that does not require the calculation agent to make such adjustments, the value of the securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made in the sole discretion of the calculation agent, which will be binding on you absent manifest error. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the prospectus supplement as necessary to achieve an equitable result.

▪	Hedging and trading activity by the issuer and its affiliates could potentially adversely affect the value of the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could adversely affect the value of the underlier and, as a result, could decrease the amount an investor may receive on the securities at maturity, if any. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial underlier value and, therefore, the value at or above which the underlier must close on the final determination date so that the investor does not suffer a loss on their initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities could potentially affect the value of the underlier on the determination dates and accordingly, whether the securities will be automatically redeemed for the applicable call premium and, if the securities are not redeemed prior to maturity, the amount of cash an investor will receive at maturity, if any.

▪	The market price of the securities will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the securities in the secondary market. Although we expect that generally the value of the underlier on any day will affect the value of the securities more than any other single factor, other factors that may influence the value of the securities include:

o	the value and volatility (frequency and magnitude of changes in value) of the underlier and the securities held by the underlier;

o	dividend rates on the underlier and on the securities held by the underlier;

o	interest and yield rates in the market;

o	time remaining until the securities mature;

o	supply and demand for the securities;

o	geopolitical conditions and economic, financial, political, regulatory and judicial events that affect the securities held by the underlier and that may affect the final underlier value; and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The value of the underlier may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “SPDR® S&P® Oil & Gas Exploration & Production ETF Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

▪	The estimated value of your securities is lower than the initial issue price of your securities. The estimated value of your securities on the pricing date is lower than the initial issue price of your securities. The difference between the initial issue price of your securities and the estimated value of the securities is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities.

▪	The estimated value of your securities might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market. The estimated value of your securities on the pricing date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

▪	The estimated value of the securities is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions. The estimated value of your securities on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the securities may not be consistent with those of other financial institutions that may be purchasers or sellers of securities in the secondary market. As a result, the secondary market price of your securities may be materially different from the estimated value of the securities determined by reference to our internal pricing models.

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▪	The estimated value of your securities is not a prediction of the prices at which you may sell your securities in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your securities and may be lower than the estimated value of your securities. The estimated value of the securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the securities. Further, as secondary market prices of your securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the securities such as fees, commissions, discounts, and the costs of hedging our obligations under the securities, secondary market prices of your securities will likely be lower than the initial issue price of your securities. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your securities, and any sale prior to the maturity date could result in a substantial loss to you.

▪	The temporary price at which we may initially buy the securities in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your securities. Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market (if Barclays Capital Inc. makes a market in the securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the securities on the pricing date, as well as the secondary market value of the securities, for a temporary period after the initial issue date of the securities. The price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your securities.

▪	We and our affiliates may engage in various activities or make determinations that could materially affect your securities in various ways and create conflicts of interest. We and our affiliates establish the offering price of the securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the securities, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the securities and such compensation or financial benefit may serve as an incentive to sell these securities instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the securities. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the securities. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the securities. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the securities. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the securities into account in conducting these activities.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of the ownership and disposition of the securities could be materially and adversely affected. In addition, as described below under “Additional provisions—Tax considerations,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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SPDR® S&P® Oil & Gas Exploration & Production ETF Overview

The underlier is an exchange traded fund that seeks to provide investment results that, before fees and expenses, correspond generally to the total return performance of the S&P® Oil & Gas Exploration & Production Select Industry Index (the “tracked index”). The tracked index is a modified equal-weighted index that is designed to measure the performance of the following sub-industry groups of the S&P Total Market Index: integrated oil & gas, oil & gas exploration & production and oil & gas refining & marketing. For more information about the underlier, see “Annex — The SPDR® S&P® Oil & Gas Exploration & Production ETF” below.

Information about the underlier as of market close on June 30, 2016:

Bloomberg Ticker Symbol:	XOP	52 Week High:	$45.22
Current Closing Price:	$34.81	52 Week Low:	$23.60
52 Weeks Ago (7/2/2015):	$45.00

The following table sets forth the published high, low and period-end closing prices of the underlier for each quarter for the period of January 3, 2011 through June 30, 2016. The associated graph shows the closing prices of the underlier for each day in the same period. The closing price of the underlier on June 30, 2016 was $34.81. We obtained the closing prices below from Bloomberg Professional® service, without independent verification. Historical performance of the underlier should not be taken as an indication of future performance. Future performance of the underlier may differ significantly from historical performance, and no assurance can be given as to the closing price of the underlier during the term of the securities, including on any of the determination dates. We cannot give you assurance that the performance of the underlier will result in the return of any of your initial investment. The closing prices below may have been adjusted to reflect certain corporate actions, such as stock splits and reverse stock splits.

SPDR® S&P® Oil & Gas Exploration & Production ETF	High	Low	Period End
2011
First Quarter	$64.50	$52.75	$64.50
Second Quarter	$64.97	$54.71	$58.78
Third Quarter	$65.24	$42.80	$42.80
Fourth Quarter	$57.56	$39.99	$52.69
2012
First Quarter	$61.34	$52.67	$56.91
Second Quarter	$57.85	$45.20	$50.40
Third Quarter	$59.35	$48.73	$55.69
Fourth Quarter	$57.38	$50.69	$54.07
2013
First Quarter	$62.10	$55.10	$60.49
Second Quarter	$62.61	$54.71	$58.18
Third Quarter	$66.47	$58.62	$65.89
Fourth Quarter	$72.74	$65.02	$68.53
2014
First Quarter	$71.83	$64.04	$71.83
Second Quarter	$83.45	$71.19	$82.28
Third Quarter	$82.08	$68.83	$68.83
Fourth Quarter	$66.84	$42.75	$47.86
2015
First Quarter	$53.94	$42.55	$51.66
Second Quarter	$55.63	$46.43	$46.66
Third Quarter	$45.22	$31.71	$32.84
Fourth Quarter	$40.53	$28.64	$30.22
2016
First Quarter	$30.96	$23.60	$30.35
Second Quarter	$37.50	$29.23	$34.81

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Underlier Historical Performance— January 3, 2011 to June 30, 2016

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Additional Information about the Securities

Please read this information in conjunction with the terms on the cover page of this document.

Additional provisions:
Postponement of maturity date and early redemption dates:	The maturity date and any early redemption date will be postponed if the relevant determination date is postponed due to the occurrence or continuance of a market disruption event with respect to the underlier on that determination date. In such a case, the early redemption date or maturity date, as the case may be, will be postponed by the same number of business days from but excluding the originally scheduled determination date. See “Terms of the Notes—Maturity Date” in the accompanying prospectus supplement and “Market disruption events and adjustments” below.
Postponement of determination dates:	Each determination date is a “valuation date” for purposes of the accompanying prospectus supplement and may be postponed due to the occurrence or continuance of a market disruption event on that date. See “Market disruption events and adjustments” below. Notwithstanding anything to the contrary in the accompanying prospectus supplement, each determination date, including the final determination date, may be postponed by up to five scheduled trading days due to the occurrence or continuance of a market disruption event on that date.
Market disruption events and adjustments:

The calculation agent may adjust any variable described in this document, including but not limited to the maturity date, any determination date, the underlier, the closing price of the underlier, the initial underlier value and the final underlier value (and any combination thereof) as described in the following sections of the accompanying prospectus supplement:

•     For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities”; and

•     For a description of further adjustments that may affect the underlier and events that may result in the acceleration of the maturity date, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds.”

Minimum ticketing size:	$1,000 / 100 securities
Tax considerations:

You should review carefully the sections entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel, the securities should be treated for U.S. federal income tax purposes as prepaid forward contracts with respect to the underlier. Assuming this treatment is respected, upon a sale or exchange of the securities (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the securities, which should equal the amount you paid to acquire the securities. This gain or loss should be short-term capital gain or loss unless you hold the securities for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of securities at the original issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the securities could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

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Non-U.S. holders should note that recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” will not apply to the securities.
Trustee:	The Bank of New York Mellon
Calculation agent:	Barclays Bank PLC
Use of proceeds and hedging:

The net proceeds we receive from the sale of the securities will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

We, through our subsidiaries or others, hedge our anticipated exposure in connection with the securities by taking positions in futures and options contracts on the underlier and any other securities or instruments we may wish to use in connection with such hedging. Trading and other transactions by us or our affiliates could affect the value of the underlier, the market value of the securities or any amounts payable on the securities. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Employee Retirement Income Security Act” starting on page S-114 in the accompanying prospectus supplement.
Validity of the securities:	In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the securities offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of June 26, 2015, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on June 26, 2015, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the securities and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated June 26, 2015, which has been filed as an exhibit to the report on Form 6-K referred to above.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This document represents a summary of the terms and conditions of the securities. We encourage you to read the accompanying prospectus, prospectus supplement and prospectus addendum for this offering, which can be accessed via the hyperlinks on the cover page of this document.

Supplemental Plan of Distribution

Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $0.20 for each security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $0.05 for each security.

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Annex

The SPDR® S&P® Oil & Gas Exploration & Production ETF

We have derived all information contained in this document regarding the SPDR® S&P® Oil & Gas Exploration & Production ETF (the “underlier”) from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by SPDR® Series Trust and SSgA Funds Management, Inc. (“SSgA FM”). The underlier is an investment portfolio maintained and managed by SSgA FM. SSgA FM is the investment adviser to the underlier. The underlier is an exchange-traded fund (“ETF”) that trades on the NYSE Arca, Inc. under the ticker symbol “XOP.” The inception date of the underlier was June 19, 2006.

The SPDR® Series Trust is a registered investment company that consists of numerous separate investment portfolios, including the underlier. Information provided to or filed with the SEC by SPDR® Series Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57793 and 811-08839, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding SPDR® Series Trust, SSgA FM or the underlier, please see the SPDR® Series Trust’s prospectus. In addition, information about SPDR® Series Trust, SSgA FM and the underlier may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the SPDR® Series Trust website at https://www.spdrs.com. Information contained in the SPDR® Series Trust website is not incorporated by reference in, and should not be considered a part of, this document.

Investment Objective

The underlier seeks to provide investment results that, before fees and expenses, correspond generally to the total return performance of the S&P® Oil & Gas Exploration & Production Select Industry Index (the “tracked index”). The tracked index is a modified equal-weighted index that is designed to measure the performance of the following sub-industry groups of the S&P® Total Market Index (the “S&P TM Index”): integrated oil & gas, oil & gas exploration & production and oil & gas refining & marketing. The S&P TM Index is a benchmark that measures the performance of the U.S. equity market. For more information about the tracked index, please see “— The S&P® Oil & Gas Exploration & Production Select Industry Index” below.

Investment Strategy — Sampling

In seeking to track the performance of the tracked index, the underlier employs a “sampling” strategy, which means that the underlier is not required to purchase all of the securities represented in the tracked index. Instead, the underlier may purchase a subset of the securities in the tracked index in an effort to hold a portfolio of securities with generally the same risk and return characteristics of the tracked index. The quantity of holdings in the underlier will be based on a number of factors, including asset size of the underlier. Based on its analysis of these factors, SSgA FM may invest the underlier’s assets in a subset of securities in the tracked index or may invest the underlier’s assets in substantially all of the securities represented in the tracked index in approximately the same proportions as the tracked index. Under normal market conditions, the underlier generally invests substantially all, but at least 80%, of its total assets in the securities included in the tracked index. In addition, the underlier may invest in equity securities that are not included in the tracked index, cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by SSgA FM).

Correlation

The tracked index is a theoretical financial calculation, while the underlier is an actual investment portfolio. The underlier seeks to track the performance of the tracked index as closely as possible (i.e., achieve a high degree of correlation with the tracked index). However, the performance of the underlier and the tracked index will vary somewhat due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies.

Disclaimer

The PLUS are not sponsored, endorsed, sold or promoted by SPDR® Series Trust or SSgA FM. Neither the SPDR® Series Trust nor SSgA FM makes any representations or warranties to the owners of the PLUS or any member of the public regarding the advisability of investing in the PLUS. Neither the SPDR® Series Trust nor SSgA FM has any obligation or liability in connection with the operation, marketing, trading or sale of the PLUS.

The S&P® Oil & Gas Exploration & Production Select Industry Index

We have derived all information contained in this document regarding the tracked index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification. This information

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reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC, the sponsor of the S&P TM Index. S&P Dow Jones Indices LLC has no obligation to continue to calculate and publish, and may discontinue calculation and publication of the S&P TM Index at any time.

On July 2, 2012, The McGraw-Hill Companies, Inc. (“McGraw-Hill”), which owned the S&P Indices business, and CME Group, Inc., which is a 90% owner of the joint venture that owned the Dow Jones Indexes business, announced the launch of a new joint venture, S&P Dow Jones Indices LLC. S&P Dow Jones Indices LLC owns the S&P Indices business and the Dow Jones Indexes business, including the tracked index.

General

The tracked index is a modified equal-weighted index that is designed to measure the performance of the following sub-industry groups of the S&P TM Index: integrated oil & gas, oil & gas exploration & production and oil & gas refining & marketing. The S&P TM Index is a benchmark that measures the performance of the U.S. equity market. The S&P TM Index offers broad market exposure to companies of all market capitalizations, including all common equities listed on the New York Stock Exchange, the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Select Market and the NASDAQ Capital Market. Only U.S. companies are eligible for inclusion in the S&P TM Index. The tracked index is one of the 25 S&P Select Industry Indices (collectively, the “Select Industry Indices” and each, a “Select Industry Index”), each designed to measure the performance of a sub-industry or group of sub-industries based on the Global Industry Classification Standards (“GICS”). The tracked index includes companies engaged in the exploration and production of oil and gas as well as companies engaged in the refining and marketing of oil, gas and/or refined products. Each of the companies in the tracked index is a constituent company within the relevant sub-industries of the S&P TM Index.

Index Eligibility

For purposes of membership in the Select Industry Indices, S&P Dow Jones Indices LLC applies the inclusion and exclusion criteria separately. Membership is based on a company’s GICS classification, as well as liquidity and market cap requirements.

Index Inclusion Criteria

To be eligible for inclusion in the Select Industry Indices, companies must be in the S&P TM Index, must be included in the relevant GICS sub-industry (i.e. homebuilding) and must satisfy one of the two following combined size and liquidity criteria:

1.	float-adjusted market capitalization above US$500 million and float-adjusted liquidity ratio (“FALR”) above 90%; or

2.	float-adjusted market capitalization above US$400 million and FALR above 150%.

A number of companies in the S&P TM Index are represented by multiple share class lines. To determine eligibility for the Select Industry Indices, the float-adjusted market capitalization of each share class line of multiple class companies is combined to arrive at a company float-adjusted market capitalization figure. The liquidity of each individual share class line is evaluated independently based on the float-adjusted market capitalization of that individual line. If an individual share class line of a multiple share class company does not meet the liquidity criteria, the remaining share class line has its float-adjusted market capitalization reevaluated independently to ensure that it continues to meet the size criteria on its own.

All companies satisfying the above requirements are included in the applicable Select Industry Index. The total number of companies in each Select Industry Index should be at least 35. If there are fewer than 35 companies in a Select Industry Index, companies from a supplementary list of highly correlated sub-industries, that meet the market capitalization and liquidity thresholds above, are included in order of their float-adjusted market capitalization to reach 35 companies. Minimum market capitalization requirements may be relaxed to ensure there are at least 22 companies in each Select Industry Index as of each rebalancing effective date.

Index Exclusion Criteria

Existing index constituents are removed at the quarterly rebalancing effective date if either their float-adjusted market capitalization falls below US$300 million or their FALR falls below 50%.

Eligibility Factors

Market Capitalization. Float-adjusted market capitalization should be at least US$400 million for inclusion in a Select Industry Index. Existing index components must have a float-adjusted market capitalization of US$300 million to remain in the applicable Select Industry Index at each rebalancing.

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Liquidity. The liquidity measurement used is a liquidity ratio, defined as dollar value traded over the previous 12-months divided by the float-adjusted market capitalization as of the applicable Select Industry Index rebalancing reference date.

Constituents having a float-adjusted market capitalization above US$500 million must have a liquidity ratio greater than 90% to be eligible for addition to a Select Industry Index. Constituents having a float-adjusted market capitalization between US$400 and US$500 million must have a liquidity ratio greater than 150% to be eligible for addition to a Select Industry Index. Existing index constituents must have a liquidity ratio greater than 50% to remain in the applicable Select Industry Index at the quarterly rebalancing. The length of time to evaluate liquidity is reduced to the available trading period for IPOs or spin-offs that do not have 12 months of trading history. In these cases, the dollar value traded available as of the rebalance reference date is annualized

Takeover Restrictions. At the discretion of S&P Dow Jones Indices LLC, constituents with shareholder ownership restrictions defined in company bylaws may be deemed ineligible for inclusion in a Select Industry Index. Ownership restrictions preventing entities from replicating the index weight of a company may be excluded from the eligible universe or removed from the applicable Select Industry Index.

Turnover. S&P Dow Jones Indices LLC believes turnover in index membership should be avoided when possible. At times a company may appear to temporarily violate one or more of the addition criteria. However, the addition criteria are for addition to a Select Industry Index, not for continued membership. As a result, an index constituent that appears to violate criteria for addition to a Select Industry Index will not be deleted unless ongoing conditions warrant a change in the composition of the applicable Select Industry Index.

Sector Classification. A Select Industry Index includes companies in the applicable GICS sub-industries set forth above.

Index Construction and Calculations

The Select Industry Indices are equal-weighted, with adjustments to individual constituent weights to ensure concentration and liquidity requirements, and calculated by the divisor methodology.

The initial divisor is set to have a base index value of 1000 on December 17, 1999. The index value is simply the index market value divided by the index divisor:

Index Value = (Index Market Value) / Divisor

Index Market Value = Pi × Sharesi × IWFi × AWFi

where N is the number of stocks in the index, Pi the price of stock i, IWFi is the float factor of stock i, and AWFi is the adjustment factor of stock i assigned at each index rebalancing date, t, which makes all index constituents modified market capitalization equal (and, therefore, equal weight), while maintaining the total market value of the overall index. The AWF for each index constituent, i, at rebalancing date, t, is calculated by:

AWFi,t = Z / N × FloatAdjustedMarketValuei,t

where Z is an index specific constant set for the purpose of deriving the AWF and, therefore, each stock’s share count used in the index calculation (often referred to as modified index shares).

In order to maintain index series continuity, it is also necessary to adjust the divisor at each rebalancing.

(Index Value) before rebalance = (Index Value) after rebalance

Therefore,

(Divisor) after rebalance = (Index Market Value) after rebalance / (Index Value) before rebalance

Constituent Weightings

At each quarterly rebalancing, companies are initially equally-weighted using closing prices as of the second Friday of the last month of the quarter as the reference price. For those companies with multiple share class lines in an index, the weight assigned to each share class line is proportional to its float-adjusted market capitalization as of the rebalance reference date. Adjustments are then made to

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ensure that there are no individual constituents whose weight in the applicable Select Industry Index is more than can be traded in a single day for a US$ 500 million portfolio.

S&P Dow Jones Indices LLC calculates a maximum basket liquidity weight for each constituent in the applicable Select Industry Index using the ratio of its three-month average daily value traded to US$ 500 million. Each constituent’s weight in the applicable Select Industry Index is, then, compared to its maximum basket liquidity weight and is set to the lesser of its maximum basket liquidity weight or its initial equal weight. All excess weight is redistributed across the applicable Select Industry Index to the uncapped stocks. If necessary, a final adjustment is made to ensure that no stock in the applicable Select Industry Index has a weight greater that 4.5%. This step of the iterative weighting process may force the weight of those stocks limited to their maximum basket liquidity weight to exceed that weight. In such cases, S&P Dow Jones Indices LLC will make no further adjustments.

Index Maintenance

The membership to the Select Industry Indices is reviewed quarterly. Rebalancings occur after the closing on the third Friday of the quarter ending month. The reference date for additions and deletions is after the closing of the last trading date of the previous month. Closing prices as of the second Friday of the last month of the quarter are used for setting index weights.

Timing of Changes

Additions. Companies are added between rebalancings only if a deletion in the applicable Select Industry Index causes the stock count to fall below 22. In those cases, each company deletion is accompanied with a company addition. The new company will be added to the applicable Select Industry Index at the weight of the deleted company. In the case of mergers involving at least one index constituent, the merged company will remain in the applicable Select Industry Index if it meets all of the eligibility requirements. The merged company will be added to the applicable Select Industry Index at the weight of the pre-merger index company. If both companies involved in a merger are index constituents, the merged company will be added at the weight of the company deemed the acquirer in the transaction. In the case of spin-offs, the applicable Select Industry Index will follow the S&P TM Index’s treatment of the action. If the S&P TM Index treats the pre- and post-spun company as a deletion/addition action, using the stock’s when-issued price, the applicable Select Industry Index will treat the spin-off this way as well.

Deletions. A company is deleted from the applicable Select Industry Index if the S&P TM Index drops the company. If a company deletion causes the number of companies in the relevant index to fall below 22, each company deletion is accompanied with a corresponding company addition. In case of GICS changes, where a company does not belong to a qualifying sub-industry after the classification change, it is removed from the applicable Select Industry Index at the next rebalancing.

Adjustments

The tables below summarize the types of index maintenance adjustments and indicate whether or not an index adjustment is required.

S&P TM Index Actions

S&P TM Index Action	Adjustment Made to a Select Industry Index	Divisor Adjustment
Constituent Deletion	If the constituent is a member of a Select Industry Index, it is dropped.	Yes

Constituent Addition

Only in cases where the deletion causes the company count to fall below 22 stocks, then the deletion is accompanied by an addition assuming the weight of the dropped company.

If a stock is removed from a Select Industry Index at a price of $0.00, the stock’s replacement will be added to the applicable Select Industry Index at the weight using the previous day's closing value, or the most immediate prior business day that the deleted stock was not valued at $0.00.

No, except in the case of stocks removed at $0.00
GICS Change	None. If, after the GICS change, a company no longer qualifies to belong to a Select Industry Index, it is removed at the next rebalancing.	No

Corporate Actions

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Type of Corporate Action	Adjustment Made to a Select Industry Index	Divisor Adjustment
Spin-Off	In general, both the parent company and spun-off companies will remain in the applicable Select Industry Index until the next index rebalancing, regardless of whether they conform to the theme of the applicable Select Industry Index. When there is no market-determined price available for the spin, the spin is added to the applicable Select Industry Index at zero price at the close of the day before the ex-date.	No
Rights Offering	The price is adjusted to the price of the parent company minus (the price of the rights subscription/rights ratio). The index shares change so that the company’s weight remains the same as its weight before the spin-off.	No
Stock Dividend, Stock Split or Reverse Stock Split	The index shares are multiplied by and price is divided by the split factor.	No
Share Issuance or Share Repurchase	None	No
Special Dividends	Price of the stock making the special dividend payment is reduced by the per share special dividend amount after the close of trading on the day before the dividend ex-date.	Yes

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